21.1

Subsidiaries of the Registrant

As of December 31, 2006, Pacific CMA has the following subsidiaries:

	Principal	Place of	Equity Interest Owned by the Company
Name of Company	Activities	Incorporation	Directly	Indirectly
Pacific CMA International, LLC	Investment Holding	Colorado, USA	100%	—
AGI Logistics (HK) Ltd.	Freight Forwarding	Hong Kong	100%	—
AGI China Ltd.	Freight Forwarding	Hong Kong	—	100%
Shenzhen Careship International Transportation Ltd.	Freight Forwarding	Hong Kong	—	100%
Airgate International Corporation (New York)	Freight Forwarding	New York, USA	—	99.11%
Airgate International Corporation (Chicago)	Freight Forwarding	Illinois, USA	—	99.11%
Paradigm International Inc.	Freight Forwarding	Florida, USA	—	100%
AGI Freight Singapore Pte Ltd.	Freight Forwarding	Singapore	—	60%
WCL Global Logistics Ltd.	Freight Forwarding	Hong Kong	—	100
AIO Global Logistics Ltd.	Freight Forwarding	Hong Kong	—	62%
Seabridge International Pte. Ltd.	Freight Forwarding	Singapore	—	60%
SDA Forwarding Co. Limited	Freight Forwarding	Hong Kong	—	51%